Exhibit 99.1

TEXAS INDUSTRIES ADOPTS NEW STOCKHOLDER RIGHTS PLAN
TO REPLACE EXPIRING PLAN

(Dallas, Texas – October 18, 2006)  Texas Industries, Inc. (NYSE-TXI) (the “Company”) today announced that its Board of Directors has approved and authorized the Company to enter into a new rights plan.  The new rights plan, with substantially the same terms as the existing rights plan, will take effect on November 1, 2006 and will replace the Company’s existing rights plan, which expires on that date.  In implementing the rights plan, the Board of Directors declared a dividend of one preferred share purchase right for each share of the Company’s common stock outstanding, which will be payable on November 15, 2006 to stockholders of record as of November 1, 2006.  The rights to be issued under this plan are intended to protect stockholders of the Company from coercive or otherwise unfair takeover tactics by encouraging potential suitors to first negotiate with the Board of Directors.

The rights are not immediately exercisable, and generally only become exercisable if a person or group acquires 15% or more of the Company’s common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the Company’s common stock.  Each right initially will entitle stockholders to buy one one-thousandth of a share of a Series B Junior Participating Preferred Stock at an exercise price of $300.

If a person or group acquires 15% or more of the Company’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right’s then-current exercise price, the number of the Company’s common shares having a market value of twice the exercise price.  In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company’s outstanding common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice the exercise price.  The acquiring person will not be entitled to exercise these rights.  The rights are redeemable for $.001 per right at the option of the Board of Directors, subject to certain exceptions.

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The dividend distribution will be made on November 15, 2006, payable to stockholders of record as of the close of business on November 1, 2006.  The new rights will accompany all outstanding and any new shares of common stock issued by the Company and initially will trade with and be inseparable from the Company’s common stock.  The rights will expire on November 1, 2016.  Details of the rights plan, including a copy of the rights plan, will be filed with the SEC and will be accessible via the EDGAR database on the SEC’s web site at www.sec.gov.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations and risks and uncertainties described in the Company’s reports on SEC Forms 10-K, 10-Q and 8-K.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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